PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire 80,652 Square Foot Medical
Office Portfolio Located in Atlanta, Georgia

Scottsdale, Arizona (January 22, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of a purchase and sale agreement to acquire an 80,652 square foot medical office portfolio located in Atlanta, Georgia for approximately $19,850,000. The closing of the acquisition is subject to a number of conditions.

The medical office portfolio is 94% leased and is on the Camp Creek Medical Center campus, located approximately six miles west of South Fulton Medical Center in East Point, GA. South Fulton Medical Center is owned and operated by Tenet Healthcare Corporation (NYSE: THC), one of the largest investor-owned healthcare delivery systems in the nation. The acquired medical office buildings were developed by Ackerman & Co. in affiliation with South Fulton Medical Center, a 338-bed facility, rated ‘Best Critical Care in Region’ by Healthgrades, a leading healthcare ratings organization. This portfolio serves the rapidly-growing area of South metro Atlanta.

“This is an underserved medical submarket and the Camp Creek Medical Center is designed to expand as demand grows,” stated Mark D. Engstrom, Executive Vice President of Acquisitions. “We are optimistic about the Atlanta medical office marketplace and view this acquisition as a positive step forward in our growth strategy for this specific market.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. In 2009, HTA acquired approximately $494 million in medical office and healthcare-related assets. These assets include a total of 13 properties and one other real estate-related asset, representing approximately 2.3 million square feet. Since its formation in 2006, HTA has made 53 geographically diverse acquisitions valued at approximately $1.46 billion based on purchase price, which includes 179 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.4 million square feet and includes 160 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the portfolio adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the portfolio may not be completed if the conditions for the closing are not met, the strength and financial condition of each individual property and the overall portfolio; the strength and financial condition of the tenants; uncertainties relating to the local economy of the area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in the HTA’s periodic reports, as filed with the Securities and Exchange Commission.